Exhibit 99.1

For Immediate Release For information, call Lisa Orman, KidStuff Public Relations (608) 767-1102

SMALL WORLD KIDS

ADDS TWO POWERHOUSES TO ITS

PERSONNEL PLAYHOUSE

(Culver City, CA) March 28, 2006 — Small World Kids, Inc. (OTCBB: SMWK) announces the appointment of John Matise as Chief Operating Officer. Matise has been on the board of directors of the company since 2004. Matise was previously the head of Matise Capital, a financial and operations consulting firm whose recent clients included Cargo Technology, Inc., a flexible packaging manufacturing company, and Saleen, Inc., an automotive manufacturing company.

Prior to this, Matise was in the private equity industry as an executive with Wedbush Capital and Encore Venture Partners where he took active roles in portfolio companies to assist their growth. Before joining the private equity industry Matise was an executive with management consulting firms Accenture and Deloitte Consulting. Matise is currently on the boards of Small World Kids, Inc., Cold Pack System S.A.S. (France), the UCLA Venture Capital and Private Equity Alumni Group and the UCLA Anderson School Alumni Board.

The company’s prior Chief Operating Officer, John Nelson, remains committed to Small World Kids’ success and will continue to assist the company in a consulting capacity. Nelson has recently formed Rivenrock Capital, LLC which provides capital and management support to family-owned businesses that need assistance reaching their financial, growth or liquidation goals.

In addition to Matise, Small World Toys also announces the appointment of Karla Ilarde, who will serve as Director of Marketing. Ilarde has over 10 years experience in marketing, advertising, and communications in the retail, manufacturing and e-commerce markets. As Director of Marketing, Ilarde will be responsible for developing and implementing marketing and branding strategies that build upon the Small World Toys’ brands.  She will oversee all aspects of marketing, public relations, trade and consumer advertising and promotions, and various sales support programs and initiatives.

Ilarde has served as Director of Marketing for SimplyFamily.com, an online community providing content and commerce to families, Director of Marketing for Cloud 9 Interactive children’s products, and Marketing Manager for The Walt Disney Company’s Interactive group. She holds a B.A. in Political Science, with an emphasis in International Relations from the University of California, Santa Barbara.

Small World Kids Inc., through its wholly owned subsidiary Small World Toys, develops, manufactures, markets and distributes high-quality specialty toys and educational products for children.  Its sales categories include infant, preschool, early learning, imaginative and active play, represented by award-winning brand names Ryan’s Room®, Gertie Ball®, IQ Baby®, and Neurosmith®.  The company also holds rights in the U.S. for specialty channel distribution for brands such as Tolo® and Star Electronics™. Small World Toys’ products are sold in over 3,000 locations — including educational channels, retail chains, Internet sites, catalogues and specialty stores.

For more information, please visit www.smallworldtoys.com or call 310-645-9680.

###